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                                                                   Sub-Item 77I

                      TERMS OF NEW OR AMENDED SECURITIES

     AIM INVESTMENT SECURITIES FUNDS (INVESCO INVESTMENT SECURITIES FUNDS)

On January 26, 2018 (the "Conversion Date"), all Funds' Class B shares and Class BX shares, as applicable, converted into Class A shares and Class AX shares, respectively. At a meeting held on November 29 - December 1, 2017, the Funds' Boards of Trustees approved the early conversion of the Funds' Class B shares and Class BX shares, as applicable, into Class A shares and Class AX shares, respectively. At the close of business on the Conversion Date, all outstanding Class B shares and Class BX shares of each applicable Fund converted to Class A shares and Class AX shares, respectively of the same Fund, which was prior to the date the Class B shares and Class BX shares would have normally converted to Class A shares and Class AX shares. Class B shares and Class BX shares were not available for purchase. No contingent deferred sales charges ("CDSCs") were payable in connection with this early conversion. The conversion of each Fund's Class B shares and Class BX shares into Class A shares and Class AX shares, respectively on the Conversion Date is not expected to be a taxable event for federal income tax purposes, and should not result in the recognition of gain or loss by converting shareholders, although each shareholder should consult with his or her own tax adviser.

                     INVESCO GOVERNMENT MONEY MARKET FUND

On January 26, 2018 (the "Conversion Date"), Invesco Government Money Market Fund's Class B shares and Class BX shares converted into Invesco Cash Reserve shares and Class AX shares. At a meeting held on November 29 - December 1, 2017, the Fund's Board of Trustees approved the early conversion of the Fund's Class B shares and Class BX shares into Invesco Cash Reserve shares and
Class AX shares. At the close of business on the Conversion Date, all outstanding Class B shares and Class BX shares of the Fund converted to Invesco Cash Reserve shares and Class AX shares of the Fund, which was prior to the date the Class B shares and Class BX shares would normally be converted to Invesco Cash Reserve shares and Class AX shares. Class B shares and Class BX shares were not available for purchase. No contingent deferred sales charges ("CDSCs") were payable in connection with this early conversion. The conversion of the Fund's Class B shares and Class BX shares into Invesco Cash Reserve shares and Class AX shares on the Conversion Date is not expected to be a taxable event for federal income tax purposes, and should not result in the recognition of gain or loss by converting shareholders, although each shareholder should consult with his or her own tax adviser.